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                                                                      Exhibit 23


             [LETTERHEAD OF MILLER, MAYER, SULLIVAN & STEVENS LLP]


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CKF Bancorp, Inc.


We consent to incorporation by reference in the registration statement (No. 33-83972) on Form S-8 of CKF Bancorp, Inc. of our report dated January 21, 2000, relating to the consolidated balance sheets of CKF Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-KSB of CKF Bancorp, Inc.


/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Lexington, Kentucky
January 24, 2000